Exhibit 99.1

Badger Meter Reports Record Fourth Quarter and 2015 Sales

Fourth quarter operating income up 17%

MILWAUKEE--(BUSINESS WIRE)--February 4, 2016--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 Highlights

  Net sales were a record $95,770,000 for the fourth quarter of 2015, a 7.2% increase from sales of $89,339,000 for the fourth quarter of 2014.
  Operating earnings were $9,510,000 for the fourth quarter of 2015, a 16.6% increase from operating earnings of $8,153,000 for the fourth quarter of 2014.
  Net earnings, which were affected by a higher tax rate, were $5,483,000 for the fourth quarter of 2015, an 8.6% decrease from net earnings of $6,001,000 for the fourth quarter of 2014.
  Diluted earnings per share were $0.38 for the fourth quarter of 2015, a 9.5% decrease from diluted earnings per share of $0.42 for the fourth quarter of 2014.

Full Year 2015 Highlights

  Net sales were a record $377,698,000 for 2015, a 3.5% increase from sales of $364,768,000 for 2014.
  Net earnings were $25,938,000 for 2015, a 12.6% decrease from net earnings of $29,678,000 for 2014.
  Diluted earnings per share were $1.80 for 2015, a 12.6% decrease from diluted earnings per share of $2.06 for 2014.

Operations Review

“We finished 2015 with a strong fourth quarter, highlighted by record sales and improved margins. Our strong operational execution enabled us to achieve a 17% increase in operating income on a 7% increase in sales. However, fourth quarter net earnings and earnings per share were reduced by a non-cash pension settlement charge of $760,000, or $0.03 per diluted share, as well as a higher tax rate,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the record fourth quarter sales were driven by increased sales of both residential and commercial municipal water products, particularly the company’s new E-Series® Ultrasonic meters and BEACON® Advanced Metering Analytics (AMA) systems driven by ORION® cellular technology, which more than offset lower sales of flow instrumentation products. The gross profit margin was 36.0% for the fourth quarter of 2015, compared to 34.6% for the prior year quarter. The increase in the tax rate was due to a reduction in foreign earnings which are taxed at lower rates, higher average state tax rates and a lower production tax credit in 2015.

“Our record sales for the full year also reflected increased sales of our municipal water products. Sales of flow instrumentation products were down for the year due to continued weakness in the oil and gas market, and the general slow-growth economy,” said Meeusen. He noted that the lower operating earnings, net earnings and earnings per share for 2015 also reflected the overall higher tax rate and the pension charge, as well as the impact of lower than anticipated sales in prior quarters.

“Several of our newest products were strong contributors to our record sales in both the fourth quarter and full year. Sales of our E-Series Ultrasonic meters increased 85% year over year, while sales of ORION Cellular endpoints grew more than six fold. In December, we introduced our new BEACON (AMA) Mobile software that enables utilities with ORION mobile deployments to synchronize their data within the cloud-based BEACON AMA system. This enhancement provides all our existing ORION mobile customers with a flexible solution that allows them to transition their system to a BEACON AMA managed solution using ORION cellular technology,” said Meeusen.

“Badger Meter remains financially strong. Our debt-to-total capitalization ratio was 23.5% at year end. Cash flow continues to be strong and we increased the quarterly cash dividend for the 23rd consecutive year. We also invested in new products and product enhancements that position us for future growth,” added Meeusen.

2016 Outlook

“2016 is off to a good start with a recently announced three-year contract to supply our complete portfolio of water meters and meter reading solutions to American Water, the nation’s largest publicly traded water and wastewater utility company. Overall, we believe 2016 will be a strong year for Badger Meter that could be more comparable to our results in 2014 than in 2015. We are optimistic about the growth potential of our already successful new products and our ability to continue to execute on our long-term growth strategies,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s fourth quarter 2015 results on Friday, February 5, 2016, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-877-294-2949 and entering the passcode 12794886. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Friday, February 12, 2016, by dialing 1-855-859-2056 and entering the passcode 12794886. The webcast will be archived on the company’s website until its next earnings release

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company’s products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Net sales	$95,770	$89,339	$377,698	$364,768

Cost of sales	61,313	58,444	241,922	233,626

Gross margin	34,457	30,895	135,776	131,142

Selling, engineering and administration	24,947	22,742	93,407	85,095

Operating earnings	9,510	8,153	42,369	46,047

Interest expense, net	276	260	1,217	1,135

Earnings before income taxes	9,234	7,893	41,152	44,912

Provision for income taxes	3,751	1,892	15,214	15,234

Net earnings	$5,483	$6,001	$25,938	$29,678

Earnings per share:

Basic	$0.38	$0.42	$1.80	$2.07

Diluted	$0.38	$0.42	$1.80	$2.06

Shares used in computation of earnings per share:

Basic	14,395,715	14,318,479	14,379,267	14,306,505

Diluted	14,464,191	14,393,358	14,447,158	14,378,329

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2015	2014
	(Unaudited)

Cash	$8,163	$6,656
Receivables	56,643	53,967
Inventories	75,996	71,774
Other current assets	5,926	4,538
Total current assets	146,728	136,935

Net property, plant and equipment	90,920	81,806
Intangible assets, at cost less accumulated amortization	57,348	61,672
Other long-term assets	9,906	13,023
Goodwill	47,978	47,722
Total assets	$352,880	$341,158

Liabilities and Shareholders' Equity

Short-term debt	$71,360	$75,927
Payables	16,555	16,059
Accrued compensation and employee benefits	9,663	11,901
Other liabilities	4,366	3,188
Total current liabilities	101,944	107,075

Deferred income taxes	774	6,399
Long-term employee benefits and other	17,887	13,353
Shareholders' equity	232,275	214,331
Total liabilities and shareholders' equity	$352,880	$341,158

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276